Exhibit 99.3
July 20, 2006
Board of Directors
Thermo Electron Corporation
81 Wyman Street
Waltham Massachusetts 02454
Re:   Registration Statement on Form S-4 of Thermo Electron Corporation
Members of the Board:
     Reference is made to our opinion letter delivered to you on May 7, 2006, and attached as Annex B to the Joint Proxy Statement/Prospectus of Thermo Electron Corporation to be filed with the Securities and Exchange Commission on the date hereof (the “Prospectus”).
     We hereby consent to the references to our firm and opinion letter in the Prospectus under the headings “Summary—Opinions of Financial Advisors—Thermo”, “The Merger—Background of the Merger”, “The Merger—Thermo’s Reasons for the Merger; Recommendation of the Stock Issuance and Thermo Charter Amendment Proposals by the Thermo Board of Directors”, and “Opinion of Thermo’s Financial Advisor”. It is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Prospectus and that our opinion is not to be used, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement (including any subsequent amendments to the Prospectus), proxy statement or other document, in each case, except in accordance with our written consent. In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, and we do not thereby admit that we are experts with respect to any part of the Prospectus under the meaning of the term “expert” as used in the Securities Act.
Very truly yours,
/s/ Lehman Brothers
LEHMAN BROTHERS